Exhibit 99.1
Orbitz Worldwide, Inc. Reports Second Quarter 2009 Results
•	Domestic air transaction growth rate increased by 22 percentage points versus the first quarter of 2009

•	Net income was $10 million for the quarter compared with a net loss of $5 million for the second quarter of 2008

•	Adjusted EBITDA for the quarter was $45 million, an increase of 23 percent from the second quarter of 2008
Chicago, August 5, 2009 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the second quarter and six months ended June 30, 2009.
“Despite a challenging economic and travel environment, our domestic air transaction growth rate increased by 22 percentage points versus the first quarter 2009, and our dynamic packaging product continued to post strong volume growth as a result of the value we provide to customers who ‘get it together and save’,” said Barney Harford, President and CEO of Orbitz Worldwide. “Internationally ebookers delivered strong net revenue growth as we realize the benefits of the new global platform.”
“Looking forward we recognize the central importance of the hotel business to our future strategic position,” continued Harford. “We took some significant initial steps towards improving our hotel offering during the quarter by drastically cutting booking fees on hotels around the world and by launching two industry-leading innovations — Total Price hotel search results and Orbitz Hotel Price Assurance. We recognize that we face formidable competition in this space, however we believe there is still tremendous opportunity for us to improve the way customers choose and book hotels.”
Summary Operating Results
(In millions, except per share data)

	Three Months				Six Months
	Ended June 30,				Ended June 30,
	2009	2008	Change (a)		2009	2008	Change (a)
Gross bookings	$2,678	$3,043	-12%		$5,061	$5,918	-14%
Net revenue	$188	$231	-19%		$376	$450	-16%
Net income (loss)	$10	($5)	*	*	($326)	($20)	*	*
Basic and Diluted EPS	$0.12	($0.06)	*	*	($3.89)	($0.24)	*	*
Operating cash flow	($18)	$1	*	*	$99	$109	-10%
Capital spending	$9	$14	-36%		$21	$26	-21%

EBITDA (b)	$43	$32	37%		($266)	$46	*	*
Impairment	—	—	*	*	$332	—	*	*
Other adjustments	$2	$5	*	*	$7	$11	*	*
Adjusted EBITDA (b)(c)	$45	$37	23%		$73	$57	28%

**	Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Non-GAAP financial measures. A definition of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure is contained in Appendix A.

(c)	EBITDA is no longer adjusted for severance charges which were $2 million and almost nil during the three months ended June 30, 2009 and June 30, 2008, respectively, and $5 million and $1 million during the six months ended June 30, 2009 and June 30, 2008, respectively.

“Despite a weak economy and a dramatic change in the U.S. fee landscape, we are pleased to report net income of $10 million for the second quarter of 2009, an improvement of $15 million versus last year. We delivered $45 million in Adjusted EBITDA, an increase of 23 percent over 2008, by achieving worldwide transaction growth, focusing on costs, and improving our marketing efficiency,” said Marsha Williams, SVP and CFO of Orbitz Worldwide.
Net revenue was $188 million for the second quarter of 2009, down 19 percent (15 percent on a constant currency basis) from the second quarter of last year. This net revenue decline was due primarily to the removal of most air booking fees on the company’s domestic sites and a decline in average hotel room rates globally. The company reported net income of $10 million or $0.12 per diluted share for the second quarter of 2009, compared with a net loss of $5 million or ($0.06) per diluted share for the same period last year. Adjusted EBITDA increased 23 percent to $45 million for the second quarter of 2009 as compared with the second quarter of 2008. Adjusted EBITDA margin increased to 24 percent for the second quarter of 2009 from 16 percent for the same quarter last year.
For the six months ended June 30, 2009, net revenue was $376 million, down 16 percent (13 percent on a constant currency basis) from the same period of 2008. This net revenue decline was due primarily to the removal of most air booking fees, a decline in average hotel room rates globally, and fewer air and hotel transactions. The company reported a net loss of $326 million or ($3.89) per diluted share for the first six months of 2009, compared with a net loss of $20 million or ($0.24) per diluted share for the same period last year. The 2009 year-to-date net loss was due primarily to a $332 million non-cash charge for the impairment of goodwill and intangible assets taken in the first quarter. Adjusted EBITDA increased 28 percent to $73 million for the six months ended June 30, 2009 compared with the same period in 2008. This year-over-year increase in Adjusted EBITDA was driven by the significant operating cost reductions made in the fourth quarter of last year and earlier this year and better returns on the company’s online marketing investment.
Second Quarter 2009 Financial Highlights
Gross Bookings and Net Revenue
Global gross bookings were down 12 percent (10 percent on a constant currency basis) for the quarter compared with the year earlier period. This decline was primarily due to lower air fares and lower average hotel rates, partially offset by growth in total transactions. Air gross bookings declined 13 percent (11 percent on a constant currency basis) and non-air gross bookings decreased 9 percent (6 percent on a constant currency basis) compared with the second quarter of last year. Domestic gross bookings decreased 9 percent compared with the second quarter of 2008. International gross bookings decreased 27 percent (12 percent on a constant currency basis) compared with the same quarter last year.
Net revenue for the quarter was $188 million, a decrease of 19 percent (15 percent on a constant currency basis) from the second quarter of 2008, with domestic net revenue down 16 percent and international net revenue down 27 percent (12 percent on a constant currency basis).

Gross Bookings and Net Revenue
(In millions)

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2009	2008	Change (a)	2009	2008	Change (a)

Gross Bookings
Air	$1,960	$2,252	-13%	$3,622	$4,323	-16%
Non-air	718	791	-9%	1,439	1,595	-10%

Total Gross Bookings	$2,678	$3,043	-12%	$5,061	$5,918	-14%

Domestic	$2,332	$2,567	-9%	$4,401	$4,954	-11%
International	346	476	-27%	660	964	-31%

Total Gross Bookings	$2,678	$3,043	-12%	$5,061	$5,918	-14%

Net Revenue
Air	$69	$90	-24%	$150	$185	-19%
Hotel	47	69	-33%	86	124	-31%
Dynamic Packaging	31	28	9%	60	56	7%
Advertising and Media	14	13	11%	28	25	12%
Other	27	31	-12%	52	60	-13%

Total Net Revenue	$188	$231	-19%	$376	$450	-16%

Domestic	$149	$178	-16%	$306	$346	-12%
International	39	53	-27%	70	104	-33%

Total Net Revenue	$188	$231	-19%	$376	$450	-16%

(a)	Percentages are calculated on unrounded numbers.
•	Air net revenue (which consists of revenue from standalone air bookings) was $69 million in the second quarter, down 24 percent (22 percent on a constant currency basis) from the second quarter of 2008. Domestic air net revenue declined 28 percent due largely to the removal of most booking fees in early April on flights booked through Orbitz.com and CheapTickets.com, offset in part by higher air transactions as a result of both lower fees and lower air fares. The company’s domestic air transaction growth rate increased by 22 percentage points versus the first quarter 2009. International air net revenue declined 3 percent year-over-year as a result of the impact of foreign currency, but grew 15 percent on a constant currency basis due to higher air transactions driven by the new platform in Europe.

•	Hotel net revenue (which consists of revenue from standalone hotel bookings) was $47 million in the second quarter, down 33 percent (27 percent on a constant currency basis) from the second quarter of 2008. Hotel net revenue declined in both domestic and international markets due to fewer standalone hotel transactions and lower hotel room rates.

•	Dynamic packaging net revenue increased 9 percent (10 percent on a constant currency basis) in the quarter to $31 million as compared with the second quarter of last year, as travelers continue to recognize the value inherent in booking travel products as part of a vacation package. Domestic dynamic packaging transaction growth was 26 percent in the quarter compared with the same period last year.

•	Advertising and media revenue increased 11 percent (12 percent on a constant currency basis) in the quarter to $14 million, as compared with the second quarter of 2008, as the company continues to focus on monetizing the significant traffic that its global websites attract.

•	Other revenue, which primarily includes car rental, cruise, destination services and travel insurance revenue, decreased 12 percent (9 percent on a constant currency basis) in the quarter compared with the same period last year, primarily due to fewer car transactions, partially offset by higher average car rental rates.
The company has posted on its website (http://orbitz-ir.com) a schedule that adjusts net revenue for currency impacts in order to provide a more comparable view of operating performance across periods.
Operating Expenses
Cost of revenue declined by 27 percent to $34 million, or 18 percent of net revenue, for the second quarter versus the same period in 2008. Cost of revenue declined primarily because of lower customer service costs and lower charge-backs versus last year. For the remainder of 2009, the company may add to its customer service staff in order to better support the higher number of air tickets the company is selling. As a result, the cost of revenue as a percentage of net revenue may increase in the second half of 2009.
Selling, general and administrative expense decreased $13 million, or 17 percent, in the second quarter of 2009 to $59 million. This decrease was primarily attributable to the cost cutting actions the company took late last year and earlier this year.
Marketing expense in the second quarter was $54 million, a decrease of 34 percent compared with the same period in 2008. This decrease occurred in both online and offline channels globally. In 2009, the company has made a number of changes to its online marketing approach and has focused on achieving higher global marketing efficiency. These moves include less reliance on search engine marketing and a stronger focus on attracting more non-paid traffic.
Interest Expense
Orbitz Worldwide incurred net interest expense of $14 million in the second quarter compared with $15 million in the second quarter of 2008. This decline in interest expense for the quarter was primarily due to a lower effective interest rate on the company’s term loan compared with the same period last year. At June 30, 2009, $400 million of the $580 million outstanding on the term loan had fixed interest rates and the company’s weighted average effective interest rate on the term loan was 6.04 percent. In addition, the company had $63 million of outstanding borrowings under its revolving credit facility at June 30, 2009.
In June 2009, the company obtained an amendment to its senior secured credit agreement which permits it to purchase and retire portions of its term loan on a non-pro-rata basis until early June 2010. The company purchased and retired $10 million in principal amount of the term loan for approximately $8 million, inclusive of transaction fees. As a result, the company recorded a $2 million gain on debt extinguishment in the quarter.

Cash Flow
Orbitz Worldwide reported an operating cash outflow of $18 million for the second quarter compared with a $1 million inflow for the same period in 2008. This operating cash outflow was primarily due to lower domestic merchant hotel gross bookings driven by lower room rates and to softness in international hotels due in part to weak travel demand.
At June 30, 2009, cash and cash equivalents were $131 million, including cash from borrowings under the revolving credit facility, compared with $99 million of cash and cash equivalents and no outstanding borrowings at June 30, 2008.
Operational Highlights
•	In July, Orbitz Worldwide launched Trip.com, a productivity-enhancing facilitated search tool that helps customers search for deals across multiple sites.

•	On July 8, Michael Nelson was named President, Orbitz Worldwide Partner Services Group, with global responsibility for partner relationships and customer operations.

•	On June 23, Tamer Tamar was named President, ebookers.

•	On June 18, Frank Petito was named President, Orbitz for Business.
•	On May 5, Orbitz launched Hotel Price Assurance, a groundbreaking innovation that refunds travelers when lower hotel rates are booked on Orbitz.com. Hotel Price Assurance provides peace of mind to consumers who want to book early but be protected in case rates drop later, and it’s completely automatic. Here’s how it works: you book any prepaid hotel on Orbitz, another Orbitz customer subsequently books the same hotel stay at a lower rate, and Orbitz automatically sends you a check for the difference.
•	On April 22, Orbitz launched the “Hotel Fee Cut” promotion, drastically cutting booking fees on hotels around the world. Other hotel promotions included “The Biggest Hotel Sale Ever” and the “Huge Hotel Sale”, which is currently running, where customers can get at least 25% off over 5,000 hotels.
•	On April 22, Orbitz also launched Total Price hotel search results, becoming the first and only major online travel company to show base rate, taxes & fees and Total Price per night upfront on the initial search results page.
•	On April 7, Orbitz launched the “Fly Fee Free” promotion, removing most booking fees on flights booked on Orbitz.com and CheapTickets.com.
•	During the quarter Orbitz Worldwide signed contracts with a number of destination marketing organizations including Taiwan Tourism Board, Swiss National Tourism Office, San Diego Tourism, Visit Mexico, Aruba Tourism Authority, and Canada Tourism Commission to promote travel to those destinations across our global sites and to provide valuable travel information to our customers. Orbitz Worldwide now has partner marketing agreements with over 150 destination marketing organizations.

Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its second quarter 2009 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Wednesday, August 5, 2009. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of August 5, 2009, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Marsha Williams
+1 312 894 6890	+1 312 260 2415
bhoyt@orbitz.com	marsha.williams@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$188	$231	$376	$450
Cost and expenses
Cost of revenue	34	46	69	89
Selling, general and administrative	59	72	125	149
Marketing	54	81	118	166
Depreciation and amortization	19	17	33	32
Impairment of goodwill and intangible assets	—	—	332	—

Total operating expenses	166	216	677	436

Operating income (loss)	22	15	(301)	14

Other income (expense)
Interest expense, net	(14)	(15)	(29)	(31)
Gain on extinguishment of debt	2	—	2	—

Total other (expense)	(12)	(15)	(27)	(31)

Income (loss) before income taxes	10	—	(328)	(17)
Provision (benefit) for income taxes	—	5	(2)	3

Net income (loss)	$10	($5)	($326)	($20)

Net income (loss) per share—basic:
Net income (loss) per share	$0.12	($0.06)	($3.89)	($0.24)

Weighted average shares outstanding	83,873,230	83,243,607	83,734,112	83,199,010

Net income (loss) per share—diluted:
Net income (loss) per share	$0.12	($0.06)	($3.89)	($0.24)

Weighted average shares outstanding	84,208,662	83,243,607	83,734,112	83,199,010

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$131	$31
Accounts receivable (net of allowance for doubtful accounts of $1 and $1, respectively)	63	58
Prepaid expenses	17	17
Deferred income taxes, current	8	6
Due from Travelport, net	—	10
Other current assets	8	6

Total current assets	227	128
Property and equipment, net	188	190
Goodwill	706	949
Trademarks and trade names	153	232
Other intangible assets, net	27	34
Deferred income taxes, non-current	13	9
Other non-current assets	53	48

Total Assets	$1,367	$1,590

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30	$37
Accrued merchant payable	265	205
Accrued expenses	108	106
Deferred income	39	23
Term loan, current	6	6
Other current liabilities	8	9

Total current liabilities	456	386
Term loan, non-current	574	587
Line of credit	63	21
Tax sharing liability	107	109
Unfavorable contracts	12	13
Other non-current liabilities	33	36

Total Liabilities	1,245	1,152

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,618,755 and 83,345,437 shares issued	1	1
Treasury stock, at cost, 23,873 and 18,055 shares held, respectively	—	—
Additional paid in capital	916	908
Accumulated deficit	(776)	(450)
Accumulated other comprehensive loss (net of accumulated tax benefit of $2 and $2, respectively)	(19)	(21)

Total Shareholders’ Equity:	122	438

Total Liabilities and Shareholders’ Equity	$1,367	$1,590

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net loss	($326)	($20)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on extinguishment of debt	(2)	—
Depreciation and amortization	33	32
Impairment of goodwill and intangible assets	332	—
Non-cash revenue	(2)	(2)
Non-cash interest expense	8	9
Deferred income taxes	(4)	1
Stock compensation	8	8
(Recovery of) bad debts	—	(1)
Changes in assets and liabilities:
Accounts receivable	(3)	(22)
Deferred income	16	18
Due to/from Travelport, net	10	(22)
Accounts payable, accrued merchant payable, accrued expenses and other current liabilities	43	115
Other	(14)	(7)

Net cash provided by operating activities	99	109

Investing activities:
Property and equipment additions	(21)	(26)

Net cash (used in) investing activities	(21)	(26)

Financing activities:
Capital lease payments and principal payments on the term loan	(3)	(4)
Payments to extinguish debt	(8)	—
Payment to satisfy employee tax withholding obligations upon vesting of equity-based awards	—	(1)
Payments on tax sharing liability	(8)	(7)
Proceeds from line of credit	100	29
Payments on line of credit	(60)	(30)

Net cash provided by (used in) financing activities	21	(13)

Effects of changes in exchange rates on cash and cash equivalents	1	4

Net increase in cash and cash equivalents	100	74
Cash and cash equivalents at beginning of period	31	25

Cash and cash equivalents at end of period	$131	$99

Supplemental disclosure of cash flow information:
Income tax payments, net	$2	$2
Cash interest payments, net of capitalized interest of almost nil and almost nil, respectively	$21	$22
Non-cash investing activity:
Capital expenditures incurred not yet paid	$2	$3

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the Company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the Company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the Company’s actual results against management’s expectations. The compensation of management and other employees within the Company is also tied to the Company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the Company’s board of directors and its compensation committee.
•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The Company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the Company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the Company’s non-GAAP measures is consistent with the Company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the Company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the Company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring expense. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three and six months ended June 30, 2009 and June 30, 2008, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the Company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income (loss) to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2009	2008	2009	2008

Net income (loss)	$10	$(5)	$(326)	$(20)
Interest expense, net	14	15	29	31
Provision (benefit) for income taxes	—	5	(2)	3
Depreciation and amortization	19	17	33	32

EBITDA	$43	$32	$(266)	$46

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2009	2008	2009	2008

EBITDA	$43	$32	$(266)	$46
Impairment of goodwill and intangible assets (a)	—	—	332	—
Stock-based compensation expense (b)	4	5	9	9
Professional services fees (c)	—	—	—	2
Gain on extinguishment of debt (d)	(2)	—	(2)	—

Adjusted EBITDA (e)	$45	$37	$73	$57

(a)	Represents the non-cash charge recorded for impairment of goodwill and intangible assets at both the Company’s international and domestic subsidiaries during the first quarter of 2009. Management adjusts for this item because it represents a significant non-cash operating expense that is not necessarily reflective of the cash earnings capability of the business.

(b)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted prior to the Company’s initial public offering in July 2007 (“IPO”). Management adjusts for this item as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(c)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusts for these costs because they are non-recurring charges, incurred during the transition to a standalone public company. The Company expects these costs to end in 2009.

(d)	Represents the non-cash gain recorded upon extinguishment of a portion of the Company’s $600 million term loan. Management adjusts for this item because it represents a significant non-recurring charge that is not indicative of the cash earnings capability of the business.

(e)	During the first quarter of 2009, the Company reviewed the nature of the items for which EBITDA is adjusted and concluded that although the Company had initially considered severance charges to be non-recurring in nature, given the frequency of occurrence of these charges, the Company believes that they are more likely to be viewed as recurring in nature. As a result, beginning in the first quarter of 2009, the Company no longer adds severance charges back to EBITDA to arrive at Adjusted EBITDA. For comparability purposes, the Company has adjusted prior periods for this change. The Company recorded severance charges of $2 million and almost nil during the three months ended June 30, 2009 and June 30, 2008, respectively, and $5 million and $1 million during the six months ended June 30, 2009 and June 30, 2008, respectively.